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                                                                  EXHIBIT 99.3

                         INDEPENDENT AUDITORS REPORT



Board of Directors
Educational Management, Inc. and
Partners, Wikert and Rhude, General Partnership

        We have audited the accompanying combined balance sheets of Educational Management, Inc. and Wikert and Rhude, general partnership, (collectively, the "Company") as of December 31, 1996 and 1995 and the related combined statements of operations, owners' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statements presentation. We believe that our audit of the combined financial statements provides a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Educational Management, Inc. and Wikert and Rhude, general partnership, as of December 31, 1996 and 1995, and the results of their combined operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                /s/ Winther, Stave & Co., LLP


Spencer, Iowa
April 18, 1997